SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            -------------------------

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(B) OR (G) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



                             BKF CAPITAL GROUP, INC.
             (Exact Name of Registrant as Specified in its Charter)


                Delaware                               36-0767530
(State of Incorporation or Organization)              (IRS Employer
                                                 Identification Number)
         One Rockefeller Plaza
           New York, New York                             10020
(Address of Principal Executive Offices)               (Zip Code)


   If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box: [X]

   If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box: [_]

           Securities Act registration statement file number to which this form relates: N/A


        Securities to be registered pursuant to Section 12(b) of the Act:


                                             Name of Each Exchange on Which
Title of Each Class to be so Registered      Each Class is to be Registered
---------------------------------------      ------------------------------
      Common Share Purchase Rights               New York Stock Exchange


        Securities to be registered pursuant to Section 12(g) of the Act:

                                      None
                              (Title of Each Class)


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Item 1.   DESCRIPTION OF SECURITIES TO BE REGISTERED.

      On May 29, 2001, the Board of Directors of BKF Capital Group, Inc., a Delaware corporation, declared a dividend of one common share purchase right (a "Right") for each outstanding share of common stock, par value $1.00 per share. The dividend is payable on June 18, 2001 to the stockholders of record on June 18, 2001, and the Rights being issued are subject to the terms of a Rights Agreement, dated as of June 8, 2001, between the Company and Mellon Investor Services LLC, as the Rights Agent.

      Our Board adopted this Rights Agreement to protect stockholders from coercive or otherwise unfair takeover tactics. In general terms, it works by imposing a significant penalty upon any person or group which acquires 10% or more of our outstanding common stock without the approval of our Board.

      For those interested in the specific terms of the Rights Agreement, we provide the following summary description. Please note, however, that this description is only a summary, is not complete, and should be read together with the entire Rights Agreement, which has been filed with the Securities and Exchange Commission as an exhibit to this Registration Statement on Form 8-A. A copy of the agreement is available free of charge from our Company.

The Rights. Our Board authorized the issuance of one Right for each share of our common stock outstanding on June 18, 2001. The Rights will initially trade with, and will be inseparable from, the common stock. The Rights are evidenced only by certificates that represent shares of common stock. New Rights will accompany any new shares of common stock we issue after June 18, 2001 until the Distribution Date described below.

Exercise Price. Each Right will allow its holder to purchase from our Company one share of our common stock for $120.00, once the Rights become exercisable. Prior to exercise, the Right does not give its holder any dividend, voting or liquidation rights.

Exercisability.  The Rights will not be exercisable until

o 10 days after the public announcement that a person or group has become an "Acquiring Person" by obtaining beneficial ownership of 10% or more of our outstanding common stock, or, if earlier,

o 10 business days (or a later date determined by our Board before any person or group becomes an Acquiring Person) after a person or group begins a tender or exchange offer which, if completed, would result in that person or group becoming an Acquiring Person.

      In light of certain of our management's and directors' substantial ownership positions, the Rights Agreement contains provisions excluding our executive officers, directors, certain of their affiliates and other related persons and their respective transferees from the operation of the adverse terms of the Rights Agreement. In addition, if a person or group owned 10% or more of the shares of our common stock on the date that the rights plan was first publicly disclosed or announced, that person or group will not be deemed to be an Acquiring Person unless such person or group acquires additional shares of common stock after that date, subject to certain exceptions.




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


      We refer to the date when the Rights become exercisable as the "Distribution Date." Until that date, the common stock certificates will also evidence the Rights, and any transfer of shares of common stock will constitute a transfer of Rights. After that date, the Rights will separate from the common stock and be evidenced by book-entry credits or by Rights certificates that we will mail to all eligible holders of common stock. Any Rights held by an Acquiring Person are void and may not be exercised.

Consequences of a Person or Group Becoming an Acquiring Person.

o Flip In. If a person or group becomes an Acquiring Person, all holders of Rights except the Acquiring Person may, for $120.00, purchase shares of our common stock with a market value of $240.00, based on the market price of the common stock prior to such acquisition.

o Flip Over. If our Company is later acquired in a merger or similar transaction after the Distribution Date, all holders of Rights except the Acquiring Person may, for $120.00, purchase shares of the acquiring corporation with a market value of $240.00 based on the market price of the acquiring corporation's stock, prior to such merger.

Expiration.  The Rights will expire on June 17, 2011.

Redemption. Our Board may redeem the Rights for $.01 per Right at any time before any person or group becomes an Acquiring Person. If our Board redeems any Rights, it must redeem all of the Rights. Once the Rights are redeemed, the only right of the holders of Rights will be to receive the redemption price of $.01 per Right. The redemption price will be adjusted if we have a stock split or stock dividends of our common stock.

Exchange. After a person or group becomes an Acquiring Person, but before an Acquiring Person owns 50% or more of our outstanding common stock, our Board may extinguish the Rights by exchanging one share of common stock or an equivalent security for each Right, other than Rights held by the Acquiring Person.

Anti-Dilution Provisions. Our Board may adjust the purchase price of the shares of common stock, the number of shares of common stock issuable and the number of outstanding Rights to prevent dilution that may occur from a stock dividend, a stock split, a reclassification of the common stock. No adjustments to the exercise price of less than 1% will be made.

Amendments. The terms of the Rights Agreement may be amended by our Board without the consent of the holders of the Rights. However, the Board may not cause a person or group to become an Acquiring Person by lowering this threshold below the percentage interest that such person or group already owns. After a person or group becomes an Acquiring Person, our Board may not amend the agreement in a way that adversely affects holders of the Rights.

      The Rights Agreement specifying the terms of the Rights is attached to this filing as an exhibit and is incorporated herein by reference. The foregoing description of the Rights is qualified in its entirety by reference to the complete Rights Agreement.




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


ITEM 2.      EXHIBITS.

     4.1 Rights Agreement, dated as of June 8, 2001, between BKF Capital Group, Inc. and Mellon Investor Services LLC (as Rights Agent), which includes the form of Right Certificate as Exhibit A and the Summary of Rights to Purchase Common Shares as Exhibit B.











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


                                    SIGNATURE


            Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: June 11, 2001
                                         BKF CAPITAL GROUP, INC.


                                         By: /s/ John A. Levin
                                             ----------------------------------
                                             Name:  John A. Levin
                                             Title: Chairman, Chief Executive
                                                    Officer and President











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